Exhibit 10.3

FIRST AMENDMENT TO
POSITIVEID CORPORATION
EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS FIRST AMENDMENT TO POSITIVEID CORPORATION EMPLOYMENT AND NON-COMPETE AGREEMENT (the “First Amendment”) is dated this 7th day of December, 2011, by and between the parties to this Agreement (hereinafter individually referred to as “Party” and collectively referred to as “Parties”), POSITIVEID CORPORATION, a Delaware corporation (hereinafter referred to as “PSID”), and WILLIAM J. CARAGOL (hereinafter referred to as “Executive”).

WHEREAS, the Parties entered into a PositiveID Corporation Employment and Non-Compete Agreement dated November 11, 2010 (the “Agreement”); and

WHEREAS, the Parties have discussed modifying the Agreement on terms that are mutually satisfactory and beneficial; and

WHEREAS, unless otherwise set forth in this First Amendment, all other terms, conditions and obligations set forth in the Agreement shall survive the execution of this First Amendment;

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth herein, the Parties hereby agree as follows:

1.           Position and Responsibilities.  Section 2 of the Agreement shall be modified such that effective August 26, 2011, Executive assumed the position of Chief Executive Officer of PSID and is no longer the President and Chief Financial Officer of PSID. Executive shall continue to serve as a director of PSID, and effective as of December 6, 2011 Executive shall be appointed to serve as Chairman of the Board of PSID. The remaining terms of Section 2 of the Agreement shall remain in force and effect.

2.           Annual Compensation.  The following shall amend and restate, in its entirety, Section 4(a) of the Agreement:

(a) During the Term, Executive shall be entitled to compensation for all services performed by Executive pursuant to this Agreement (“Compensation”) as follows:

“(1)
Executive shall be entitled to a base salary (the “Base Salary”) equal to TWO HUNDRED SEVENTY-FIVE THOUSAND ($275,000.00) DOLLARS) for the 2011 calendar year (increased from $225,000.00 effective August 26, 2011), payable according to the customary payroll practices of PSID for the then current period.  Any future increases in the Base Salary shall be determined in the reasonable discretion of the Compensation Committee appointed by the Board (the “Compensation Committee”).  The “Base Salary” shall, for all purposes of this Agreement, mean the Base Salary then being paid by PSID to Executive.

(2)
Executive shall receive an annual bonus for the 2011 calendar year equal to THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000) to be paid beginning January 1, 2012 in twelve (12) equal monthly payments. If in the reasonable discretion of the board of directors of PSID, PSID is unable to make the cash payments required by this Section 4(a)(2), PSID shall have the option of (i) delaying payment(s), (ii) paying the Executive in restricted stock of PSID, or (iii) reaching some other mutually agreeable resolution with Executive.  In such case, Executive shall have the right to terminate this Agreement pursuant to Section 3(d); provided, however, Executive shall not be entitled to any of the unissued Restricted Stock set forth in Section 7(c).  For the remainder of the Term, Executive may receive an annual bonus pursuant to annual bonus plans approved in advance by the Compensation Committee.

3.           Additional Benefits.

(i)           Section 7(c) shall be added to the Agreement as follows:

“PSID shall issue shares of restricted stock in PSID to Executive as follows: (i) 2,500,000 shares upon execution of this First Amendment, which shall vest on January 1, 2014, (ii) 2,500,000 shares on January 1, 2012, which shall vest on January 1, 2015, (iii) 2,500,000 shares on January 1, 2013, which shall vest on January 1, 2015, (iv) 2,500,000 shares on January 1, 2014, which shall vest on January 1, 2016, and (v) 2,500,000 shares on January 1, 2015, which shall vest on January 1, 2016 (collectively, the “Restricted Stock”).  The Restricted Stock shall be issued out of existing and future stockholder approved stock compensation plans.  Notwithstanding the foregoing, PSID shall not be obligated to issue any of the Restricted Stock if it does not have the requisite authorized but unissued shares under its certificate of incorporation or the requisite number of shares available under any of its stockholder stock plans existing at the time of the required grant.  PSID shall use commercially reasonable efforts to obtain stockholder approval of a new stock incentive plan, and its obligations to issue any unissued Restricted Stock hereunder shall be tolled for any period(s) of violation. Any tolling hereunder shall not relieve PSID of its obligations under this Agreement, it shall just delay the amount of time PSID has to perform its obligations under this Agreement. If PSID, at any time on or after the date of this First Amendment, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the number of restricted shares issued or to be issued hereunder will be proportionately increased. If PSID, at any time on or after the date of this First Amendment, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the number of restricted shares issued or to be issued hereunder will be proportionately decreased. Any adjustment under this Section 7(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.”

Section 7(d) shall be added to the Agreement as follows:

(ii)           Upon a Change in Control or in the event that Executive terminates this Agreement pursuant to Sections 3(d) (except for termination as a result of PSID’s failure to pay the 2011 bonus in cash per Section 4(a)(2)) or in the event PSID terminates this Agreement without cause, any outstanding stock options and unvested restricted stock held by Executive shall vest immediately and any unissued shares of Restricted Stock described in Section 7(c) above shall be issued within five (5) business days of such triggering event and all of the Restricted Stock shall vest immediately.

4.           Payment Upon Termination of Agreement.  The following shall amend and restate, in its entirety, Section 8(c)(iii) of the Agreement:

“For all purposes of this Agreement, the term “Change in Control Compensation” shall mean the sum of (A) any and all earned but unpaid Base Salary and earned but unpaid bonus compensation as of the date of the Change in Control; (B) five (5) times the Base Salary; and (C) five (5) times the average bonus paid by PSID and/or VeriChip to Executive for the three (3) full calendar years immediately prior to the Change in Control; provided, however, in no event shall the Change in Control Compensation exceed 10% of the Transaction Value (as defined below). The Change in Control Compensation shall be paid to Executive within ten (10) days of the Change in Control.  In addition, any outstanding stock options and unvested restricted stock held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option.  Further, PSID shall continue to pay all lease payments on the vehicle then used by Executive, which vehicle is being leased by PSID for use by Executive. Notwithstanding anything herein to the contrary, a Change in Control shall not be triggered by a transaction between PSID and any person or entity who is an affiliate as of the date hereof.

For purposes herein, “Transaction Value” shall mean (i) the total amount of cash, notes, securities and other property paid or payable, contributed or delivered by the purchaser in the event of a Change in Control, directly or indirectly, to the PSID and/or its security holders (including, without limitation, the holders of any securities convertible into, or options, warrants or other rights to acquire, any capital stock of PSID) or to any entity established to effect the acquisition of, or a business combination with, PSID, plus (ii) the total amount of indebtedness (secured or unsecured), capitalized lease obligations and notes payable (including, without limitation, the principal amount thereof and all interest and other charges in respect thereof) of PSID and/or any securityholder of PSID, directly or indirectly assumed (by operation of law or otherwise), repaid, retired or forgiven by the purchaser.”

5.           Effect on Agreement; Capitalized Terms.  Except as set forth in this First Amendment, all of the terms, conditions and obligations of the Agreement are hereby confirmed and ratified in all respects and shall remain in full force and effect.  This First Amendment shall be governed by the provisions of the Agreement, as amended by this First Amendment, which provisions are incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

6.           Counterparts; Execution by Electronic Delivery.  This First Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  The reproduction of signatures by means of electronic delivery shall be treated as though such reproductions are executed originals.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment on the day and year first written above.

POSITIVEID CORPORATION

/s/ Bryan D. Happ
By: Bryan D. Happ
Title: Chief Financial Officer

EXECUTIVE:

/s/ William J. Caragol
WILLIAM J. CARAGOL

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